ABX AIR PURCHASES BOEING 767 AIRCRAFT,

Enters into Engine Maintenance Agreement

WILMINGTON, OH -- August 3, 2005 -- ABX Air (NASDAQ: ABXA) announced today that it has purchased a Boeing 767-200 aircraft from Delta Air Lines and entered into a new engine maintenance agreement with Delta's maintenance division, Delta TechOps.

The Company anticipates placing the Boeing aircraft in revenue service by March 2006 after it is modified from passenger to cargo configuration. "We've received a number of inquiries from potential customers about our Boeing 767 airlift capability and look forward to placing this aircraft in service in support of our air transport operations," said Joe Hete, President and CEO of ABX Air.

ABX Air has also entered into a new engine maintenance agreement with Delta TechOps to perform services on ABX Air's fleet of 25 Boeing 767 aircraft, powered by General Electric CF6-80A and CF6--80A2 jet engines. The Agreement calls for Delta TechOps to maintain the engines for ABX Air on an exclusive basis under a power-by-the-hour arrangement for a term of ten years.

"We are very pleased to have entered into a new 10-year agreement with Delta TechOps for the maintenance of our fleet of CF6-80A and CF6--80A2 engines," said Joe Hete. "Delta TechOps has been the exclusive maintenance provider to ABX for these engines since we first began flying Boeing 767 aircraft seven years ago. They have extensive experience with this engine type and have provided ABX with professional and responsive service at a competitive price over the years."

ABX Air, Inc. is a cargo airline with a fleet of 115 in-service aircraft that operates out of Wilmington, Ohio, and 18 hubs throughout the United States. ABX Air became an independent public company effective August 16, 2003, as a result of the separation from its former parent company, Airborne, Inc., which was acquired by DHL Worldwide Express B. V. In addition to providing airlift capacity and sort center staffing to DHL Express (USA), Inc., ABX Air provides charter and maintenance services to a diverse group of customers. With over 9,000 employees, ABX Air is the largest employer in a several county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air's actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause ABX Air's actual results to differ materially from those indicated by such forward-looking statements. These factors include but are not limited to its ability to generate revenues from sources other than DHL and other factors that are contained from time to time in ABX Air's filings with the U.S. Securities and Exchange Commission, including ABX Air's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ABX Air's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX Air undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact: Quint Turner

ABX Air, Inc.
937-382-5591